Exhibit (i)(11)

November 25, 2020

Deutsche DWS Global/International Fund, Inc.

875 Third Avenue

New York, New York 10022

Ladies and Gentlemen:

We have acted as special Maryland counsel to Deutsche DWS Global/International Fund, Inc. (the “Company”), a corporation organized under the laws of the State of Maryland. The Company is authorized to issue 3,509,993,796 shares of capital stock, $0.01 par value per share (each a “Share” and collectively, the “Shares”). The Shares have been classified into the following six series (and 310,839,221 of the Shares are not designated as part of a series): the DWS Enhanced Emerging Markets Fixed-Income Fund, consisting of 320,000,000 Shares; the DWS ESG Global Bond Fund, consisting of 529,154,575 Shares; the DWS ESG International Core Equity Fund, consisting of 25,000,000 Shares; the Deutsche Global Small Cap Fund, consisting of 280,000,000 Shares; the Deutsche International Growth Fund, consisting of 420,000,000 Shares and the Deutsche RREEF Global Infrastructure Fund, consisting of 1,400,000,000 Shares.

The DWS ESG Global Bond Fund is further classified into five classes of Shares as follows: 50,000,000 Class A Shares, 20,000 Class C Shares, 309,154,575 Class S Shares, 50,000,000 Class T Shares and 100,000,000 Institutional Class Shares.

We understand that you are about to file with the Securities and Exchange Commission, on Form N-1A, Post Effective Amendment No. 179 to the Company’s Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), and Amendment No. 182 to the Company’s Registration Statement under the Investment Company Act of 1940, as amended (the “Investment Company Act”) (collectively, the “Registration Statement”), in connection with the continuous offering (the “Offering”) on or about and after December 1, 2020 of the Institutional Class Shares of the DWS ESG Global Bond Fund (the “Institutional Shares”). We understand that our opinion is required to be filed as an exhibit to the Registration Statement.

In our capacity as special Maryland counsel to the Company and for purposes of this opinion, we have examined (a) the Registration Statement; (b) the charter of the Company as in effect on the date hereof (the “Charter”); (c) the bylaws of the Company, as amended or supplemented and in effect on the date hereof (the “Bylaws”); (d) certain resolutions of the Board of Directors of the Company regarding the Offering; (e) a certificate of the Company regarding certain matters related to the issuance and sale of

Deutsche DWS Global/International Fund, Inc.

November 25, 2020

the Institutional Shares; (f) a certificate of the Maryland State Department of Assessments and Taxation dated November 17, 2020 to the effect that the Company is incorporated and existing under the laws of the State of Maryland and is in good standing and authorized to transact business in the State of Maryland; and (g) such other documents and matters as we have deemed necessary and appropriate to render this opinion, subject to the limitations, assumptions, and qualifications contained herein.

In the course of our review, we have assumed (i) the documents reviewed and relied upon in giving this opinion are true and correct copies of the original documents, the signatures on such documents are genuine, and the persons executing such documents have the legal capacity to execute such documents; (ii) the representations of officers are correct as to questions of fact, and (iii) the persons identified as officers are actually serving as such and that any certificates representing the Institutional Shares are properly executed by one or more such persons.

We have also assumed that (1) at no time prior to and including the date when all of the Institutional Shares are issued will: (i) there be any changes in applicable law, (ii) the Charter, the Bylaws or the existing corporate authorization to issue the Institutional Shares be amended, repealed or revoked, (iii) the total number of the issued Shares exceed 3,509,993,796, (iv) the total number of the issued Shares of each series of the Company exceed the authorized number of Shares of such series, (v) the total number of issued Shares of each class of any series of the Company exceed the authorized number of Shares of such class or (vi) the Company cease to remain duly organized, validly existing and in good standing under Maryland law; (2) the Registration Statement and any amendment thereto will remain effective at the time of the issuance of the Institutional Shares thereunder, and (3) at the time of the issuance of the Institutional Shares, the Company will record or cause to be recorded in its stock ledger the name of the persons to whom such shares are issued.

Based upon the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Institutional Shares, when issued and delivered in accordance with the terms of the Offering against payment of the cash consideration therefor as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the Maryland General Corporation Law (including the reported judicial decisions interpreting those laws currently in effect), and we express no opinion herein with respect to the effect or applicability of the laws of any other jurisdiction. The opinion expressed herein concerns only the effect of the laws (excluding the principles of conflict of laws) as currently in effect, and we assume no obligation to supplement the opinion expressed herein if any

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November 25, 2020

applicable laws change after the date hereof, or if we become aware of any facts that might change the opinion expressed herein after the date hereof. The opinions expressed in this letter are limited to the matters set forth herein, and no other opinion should be inferred or implied beyond the matters expressly herein stated.

Notwithstanding anything to the contrary contained herein, we express no opinion concerning the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder, or any decisional laws interpreting any of the provisions of the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the regulations promulgated thereunder.

Sincerely yours,

Baker, Donelson, Bearman, Caldwell &

Berkowitz, a Professional Corporation

By:  /s/Kenneth B. Abel

Kenneth B. Abel, Authorized Representative